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                                                                    Exhibit 15.1


May 8, 2006

Aceto Corporation
Lake Success, New York

We are aware that Aceto Corporation and subsidiaries has incorporated by reference in its Registration Statements on Form S-8 (No. 33-38679, No. 333-90929, and No. 333-110653) our report dated May 3, 2006, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2006. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 8, 2006.

/s/ BDO Seidman, LLP

Melville, New York